UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 7) *

Guaranty Fed Bancshares (GFED)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

40108P101
(CUSIP Number)

12/31/2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No .	40108P101	Page 2 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		IA

CUSIP No .	40108P101	Page 3 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		OO

CUSIP No .	40108P101	Page 4 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Hybrid Opportunity SPV I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		OO

CUSIP No .	40108P101	Page 5 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		IN

CUSIP No .	40108P101	Page 6 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		OO

CUSIP No .	40108P101	Page 7 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		OO

CUSIP No .	40108P101	Page 8 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		OO

CUSIP No .	40108P101	Page 9 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		OO

CUSIP No .	40108P101	Page 10 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities XI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		OO

CUSIP No .	40108P101	Page 11 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		OO

CUSIP No .	40108P101	Page 12 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		OO

CUSIP No .	40108P101	Page 13 of 23

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	0
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0%
12	TYPE OF REPORTING PERSON		CO

CUSIP No .	40108P101	Page 14 of 23

Item 1(a).	Name of Issuer:

Guaranty Fed Bancshares (GFED)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2144 East Republic Road, STE F200
Springfield, MO 65804

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

Financial Hybrid Opportunity SPV I LLC

Bridge Equities III, LLC

Bridge Equities VIII, LLC

Bridge Equities IX, LLC

Bridge Equities X, LLC

Bridge Equities XI, LLC

FJ Capital Management LLC

Martin Friedman

SunBridge Manager, LLC

SunBridge Holdings, LLC

Realty Investment Company, Inc

Item 2(b).	Address of Principal Business Office or, if None, Residence:

FJ Capital Management, LLC

1313 Dolley Madison Blvd, Ste 306

McLean, VA 22101

Financial Hybrid Opportunity SPV I LLC

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Financial Opportunity Fund LLC

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Martin Friedman

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Bridge Equities III, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP No .	40108P101	Page 15 of 23

Bridge Equities XI, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Item 2(c).		Citizenship:

Financial Opportunity Fund LLC, Financial Hybrid Opportunity SPV I LLC, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC, Bridge Equities X, LLC, Bridge Equities XI, LLC, and FJ Capital Management LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies

Martin Friedman – United States citizen

Realty Investment Company, Inc – Maryland corporation

Item 2(d).		Title of Class of Securities:

Common Stock

Item 2(e).		CUSIP Number:

40108P101

Item 3.		If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

CUSIP No .	40108P101	Page 16 of 23

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

FJ Capital Management LLC – 0 shares

Financial Opportunity Fund LLC – 0 shares

Financial Hybrid Opportunity SPV I LLC – 0 shares

Martin Friedman – 0 shares

Bridge Equities III, LLC – 0 shares

Bridge Equities VIII, LLC – 0 shares

Bridge Equities IX, LLC – 0 shares

Bridge Equities X, LLC – 0 shares

Bridge Equities XI, LLC – 0 shares

SunBridge Manager, LLC – 0 shares

SunBridge Holdings, LLC - 0 shares

Realty Investment Company, Inc – 0 shares

(b)	Percent of class:

FJ Capital Management LLC – 0%

Financial Opportunity Fund LLC – 0%

Financial Hybrid Opportunity SPV I LLC – 0%

Martin Friedman – 0%

Bridge Equities III, LLC – 0%

Bridge Equities VIII, LLC – 0%

Bridge Equities IX, LLC – 0%

Bridge Equities X, LLC – 0%

Bridge Equities XI, LLC – 0%

SunBridge Manager, LLC – 0%

SunBridge Holdings, LLC – 0%

Realty Investment Company, Inc – 0%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons - 0

CUSIP No .	40108P101	Page 17 of 23

(ii)	Shared power to vote or to direct the vote

FJ Capital Management LLC – 0 shares

Financial Opportunity Fund LLC – 0 shares

Financial Hybrid Opportunity SPV I LLC – 0 shares

Martin Friedman – 0 shares

Bridge Equities III, LLC – 0 shares

Bridge Equities VIII, LLC – 0 shares

Bridge Equities IX, LLC – 0 shares

Bridge Equities X, LLC – 0 shares

Bridge Equities XI, LLC – 0 shares

SunBridge Manager, LLC – 0 shares

SunBridge Holdings, LLC - 0 shares

Realty Investment Company, Inc – 0 shares

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management LLC – 0 shares

Financial Opportunity Fund LLC – 0 shares

Financial Hybrid Opportunity SPV I LLC – 0 shares

Martin Friedman – 0 shares

Bridge Equities III, LLC – 0 shares

Bridge Equities VIII, LLC – 0 shares

Bridge Equities IX, LLC – 0 shares

Bridge Equities X, LLC – 0 shares

Bridge Equities XI, LLC – 0 shares

SunBridge Manager, LLC – 0 shares

SunBridge Holdings, LLC - 0 shares

Realty Investment Company, Inc – 0 shares

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

CUSIP No .	40108P101	Page 18 of 23

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No .	40108P101	Page 19 of 23

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 1/27/2023

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By: /s/Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Hybrid Opportunity spv i LLC

By: FJ Capital Management LLC, its Managing Member

By: /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By: /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

CUSIP No .	40108P101	Page 20 of 23

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES IX, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES X, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: President

CUSIP No .	40108P101	Page 21 of 23

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By: /s/ Christine Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By: /s/ Christine Shreve

Name: Christine A. Shreve

Title: President

CUSIP No .	40108P101	Page 22 of 23

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock Guaranty Fed Bancshares (GFED) shall be filed on behalf of the undersigned.

Financial Opportunity Fund LLC

By: FJ Capital Management, LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial HYBRID OPPORTUNITY SPV I LLC

By: FJ Capital Management, LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES IX LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES X LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

BRIDGE EQUITIES XI LLC

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: Manager

CUSIP No .	40108P101	Page 23 of 23

SunBridge Manager, LLC By: SunBridge Holdings, LLC, its Managing Member By: /s/ Christine Shreve Name: Christine A. Shreve Title: President

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By:    /s/ Christine Shreve

Name: Christine A. Shreve

Title: President